EXHIBIT 99.1

Broadridge Strengthens Investment Management Data Solutions through
Acquisition of Morningstar's 15(c) Board Consulting Services

LAKE SUCCESS, N.Y., Dec. 19, 2017 – Broadridge Financial Solutions, Inc. (NYSE:BR) has agreed to acquire Morningstar, Inc.'s 15(c) board consulting services business. The acquisition will strengthen Broadridge's ability to be the most complete source for independent, verifiable data that mutual fund boards of directors rely on to fulfill their governance responsibilities.
"This acquisition will enhance and expand our solution set providing fund boards  the most comprehensive data, enabling them to make more informed decisions with the highest standard of reporting," said Dan Cwenar, Broadridge's head of buy-side data and analytics. "The expanded breadth and depth of our data-driven solutions will continue to enhance the value we provide to our investment management clients and set the standard for the financial services industry."
Morningstar's 15(c) board consulting services business provides materials to the boards of directors and executive teams of mutual funds, helping them meet their 15(c) fiduciary duties to review and approve the fee agreements with each of their investment advisors. This acquisition will enable Broadridge to provide its fund board clients the ability to benchmark funds using both Morningstar and Lipper data via an objective, independent source in order to better assess their fund advisors and sub-advisors. As an objective data provider in the financial industry, Broadridge has a unique ability to provide critical data to fund boards as they face increased regulatory pressure to outsource 15(c) services to independent providers.
"The decision to sell our 15(c) business to Broadridge aligns with the long-term strategies of both Morningstar and Broadridge," said Scott Burns, head of data and research products at Morningstar. "Morningstar is sharpening its focus on delivering its fund data and analytics to as many users as possible. With this transaction, Broadridge's 15(c) consultants and client base can now utilize Morningstar's industry-standard data and calculations to help fund boards fulfill their fiduciary responsibilities to shareholders."

Terms of the transaction, which is expected to close in January 2018 and is subject to the satisfaction of customary closing conditions, were not disclosed.
About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR), a $4 billion global fintech leader, provides investor communications and technology-driven solutions to banks, broker-dealers, mutual funds and corporate issuers globally. Broadridge's investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge's infrastructure underpins proxy voting services for over 90 percent of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs over 10,000 full time associates in 16 countries. For more information about Broadridge, please visit www.broadridge.com.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $220 billion in assets under advisement and management as of Sept. 30, 2017. The company has operations in 27 countries.

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Contact information:

Investors:
W. Edings Thibault
Investor Relations
+1 516-472-5129
edings.thibault@broadridge.com

Media:
Linda Namias
Broadridge Financial Solutions
+1 631-254-7711
linda.namias@broadridge.com